UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 19, 2012

(Date of earliest event reported)

First Financial Service Corporation

(Exact name of registrant as specified in its charter)

Securities and Exchange Commission File Number: 0-18832

KENTUCKY	61-1168311
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

2323 Ring Road, Elizabethtown, Kentucky, 42701

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code: (270) 765-2131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 19, 2012, the board of directors of First Financial Service Corporation (the “Company”) adopted the 2012 Non-Employee Director Equity Compensation Program (the "Director Program"). The Director Program enables the Company to compensate nonemployee directors for their service on the boards of directors of the Company and First Federal Savings Bank of Elizabethtown (the “Bank”) with stock awards. The Company currently does not pay cash compensation to non-employee directors of the Company and the Bank pursuant to agreements with bank regulatory agencies. The board has reserved 200,000 of the shares authorized for issuance under the Company’s shareholder-approved 2006 Stock Option and Incentive Compensation Plan (“Plan”) for stock awards under the Director Program.

The Director Program provides that each non-employee director elected or continuing in office on the date of each annual meeting of the Company’s shareholders will automatically receive an award of restricted stock on that date having a value of $30,000, based on the closing sale price per share of the Company’s common stock on the award date, rounded up to the next whole number. The shares awarded will be subject to restrictions on transfer until the close of business on the day immediately preceding the first anniversary of the award date, or upon the occurrence of a Change of Control of the Company, as defined in the Plan. If a director ceases to serve as a member of the board for any reason, that director will automatically forfeit any unvested shares subject to an award.

On September 19, 2012, each of the Company’s eight non-employee directors continuing in office received an initial award of 8,241 restricted shares. The restrictions on transfer of these initial awards will expire at the close of business on the day immediately preceding the date of the Company’s 2013 annual meeting of shareholders or a Change of Control, and are subject to forfeiture as described above.

The foregoing summary description of the material terms of the Director Plan is qualified in its entirety by reference to the 2012 Non-Employee Director Equity Compensation Program, which his included as Exhibit 10.1 to this Report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

10.1	2012 Non-Employee Director Equity Compensation Program

10.2	Restricted Stock Award Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL SERVICE CORPORATION

Date: September 26, 2012	By:	/s/ Gregory S. Schreacke
Gregory S. Schreacke
President

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